Exhibit 99.2

DATE:	January 31, 2019
TO:	All Antero Employees
FROM:	Paul M. Rady and Glen C. Warren, Jr.
SUBJECT:	Important Information on the Antero Midstream/AMGP Simplification

To all Antero Employees:

This is an exciting time for the Antero family, and for all of us as Antero employees.  Great progress is being made and I thank each of you for your contributions to our success.

As you may know, Antero Midstream has scheduled a special meeting of its unitholders on March 8, 2019 and AMGP has scheduled a special meeting of its shareholders on March 8, 2019, to consider, among other things, the approval of the proposed Simplification Agreement pursuant to which AMGP will acquire all outstanding common units of Antero Midstream in a cash and stock transaction. In connection with the transaction, AMGP will convert into a corporation and the combined entity will be renamed Antero Midstream Corporation.  The simplification transaction is a strategic move for the Antero family that simplifies the midstream structure into one publicly traded entity and aligns all equity holders.

I am writing to you today to encourage those of you who are Antero Midstream unitholders and/or AMGP shareholders to vote in favor of each of the proposals to be considered at the special meetings.  Your vote, regardless of how many Antero Midstream common units or AMGP common shares you own, is very important.  It is also important to know that under the rules governing the solicitation of proxies, a failure to vote your Antero Midstream common units or your AMGP common shares will have the same effect as a vote “Against” completion of the simplification transaction.

As a result of the transaction, we expect that Antero Midstream Corporation will be one of the top 20 midstream companies in the U.S. by market capitalization. We expect the resulting corporate structure to broaden our investor base and importantly, position Antero Midstream Corporation to be included in major equity indices in the future. Structured as a corporation for both tax and governance purposes, the simplification transaction significantly enhances governance and shareholder rights as compared to the existing MLP structure. Antero Midstream Corporation will have an elected board with a majority of independent directors, pushing it to the forefront of best corporate governance practices in the midstream space.

If you were an Antero Midstream unitholder at the close of business on January 11, 2019, you are entitled to vote at the Antero Midstream special meeting.  If you were an AMGP shareholder at the close of business on January 11, 2019, you are entitled to vote at the AMGP special meeting.  Explicit instructions for voting can be found on the proxy card Antero Midstream unitholders and AMGP shareholders will receive in the mail.  Once you have received your proxy card, you can vote any time up to 11:00 P.M., Eastern Time on March 7, 2019. If you have specific questions on voting, you can contact the brokerage firm that holds your Antero Midstream common units or AMGP common shares, or AMGP’s and Antero Midstream’s proxy solicitor service, MacKenzie Partners, at the address and phone number below.

MacKenzie Partners, Inc.

1407 Broadway—27th Floor

New York, New York 10018

Toll free: (800) 322-2885

Collect: (212) 929-5500

proxy@mackenziepartners.com

Your hard work, dedication, and professionalism is very much appreciated and will play a vital role in the success of an even stronger combined entity.

Sincerely,

Paul M. Rady and Glen C. Warren, Jr.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero Midstream and AMGP’s control.  All statements, other than historical facts included in this communication, are forward-looking statements.  All forward-looking statements speak only as of the date of this communication and are based upon a number of assumptions.  Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include the timing of consummation of the transaction, if at all, Antero Midstream Corporation’s growth opportunities and anticipated future performance, whether the structure resulting from the merger will be more appealing to a wider set of investors and statements regarding the transaction. Although Antero Midstream and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero Midstream and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond Antero Midstream’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, the expected timing and likelihood of completion of the transaction, including the ability to obtain requisite unitholder and shareholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction, risks that the proposed transaction may not be consummated or the benefits contemplated therefrom may not be realized, the cost savings, tax benefits and any other synergies from the transaction may not be fully realized or may take longer to realize than expected, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute Antero Midstream’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequently filed Quarterly Reports on Form 10-Q.

Additional Information And Where To Find It

In connection with the transaction, AMGP has filed with the SEC a registration statement on Form S-4, that includes a joint proxy statement of Antero Midstream and AMGP and a prospectus of AMGP. The transaction will be submitted to Antero Midstream’s unitholders and AMGP’s shareholders for their consideration. Antero Midstream and AMGP may also file other documents with the SEC regarding the transaction. The registration statement on Form S-4 became effective on January 30, 2019, and the definitive joint proxy statement/prospectus will be delivered to Antero Midstream unitholders and AMGP shareholders of record as of January 11, 2019. This document is not a substitute for the registration statement and joint proxy statement/prospectus that has been filed with the SEC or any other documents that AMGP or Antero Midstream may file with the SEC or send to shareholders of AMGP or unitholders of Antero Midstream in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF ANTERO MIDSTREAM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR

ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders are able to obtain free copies of the registration statement and the joint proxy statement/prospectus and all other documents filed or that will be filed with the SEC by AMGP or Antero Midstream through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Antero Midstream will be made available free of charge on Antero Midstream’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310.

Participants In The Solicitation

Antero Resources, AMGP, Antero Midstream and the directors and executive officers of AMGP and Antero Midstream’s respective general partners and of Antero Resources may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction.

Information regarding the directors and executive officers of Antero Midstream’s general partner is contained in Antero Midstream’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018, and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at http://www.sec.gov or by accessing Antero Midstream’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AMGP’s general partner is contained in AMGP’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of Antero Resources is contained in Antero Resources’ 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http://www.anteroresources.com.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described above.